EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--309,
Defined Asset Funds (California, Connecticut, Florida, New Jersey and New York Trusts):

We consent to the use in this Registration Statement No. 333-22241 of our report dated April 17, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--309, Defined Asset Funds (California, Connecticut, Florida, New Jersey and New York Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 17, 1997